SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

(Rule 13d-102) INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO § 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO § 240.13d-2

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

PagerDuty, Inc.

(Name of Issuer)

Common Stock, $0.000005

(Title of Class of Securities)

69553P 100

(CUSIP Number)

March 19, 2021

(Date of Event which Requires Filing of Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 69553P 100

1	NAMES OF REPORTING PERSONS: A. Miklas Revocable Trust created U/D/T dated August 8, 2016
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC Use Only
4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,586,684
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 2,586,684
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,586,684
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.1%[1]
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

[1]

The percentage of Common Stock (as hereinafter defined) beneficially owned is based on 83,557,845 shares of the Issuer’s Common Stock outstanding as of April 23, 2021, as reported in the Issuer’s Proxy Statement filed with the Securities and Exchange Commission (the “SEC”) on May 3, 2021.

CUSIP No. 69553P 100

1	NAMES OF REPORTING PERSONS: Andrew G. Miklas, as Trustee of the A. Miklas Revocable Trust created U/D/T dated August 8, 2016
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC Use Only
4	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,586,684
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 2,586,684
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,586,684
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.1%[1]
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 69553P 100

1	NAMES OF REPORTING PERSONS: AM GRAT dated January 16, 2019
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC Use Only
4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%[1]
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 69553P 100

1	NAMES OF REPORTING PERSONS: Andrew G. Miklas, as Trustee of the AM GRAT dated January 16, 2019
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC Use Only
4	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%[1]
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 69553P 100

1	NAMES OF REPORTING PERSONS: AM 2020 GRAT 2 dated March 24, 2020
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC Use Only
4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 750,000
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 750,000
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 750,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%[1]
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 69553P 100

1	NAMES OF REPORTING PERSONS: Andrew G. Miklas, as Trustee of the AM 2020 GRAT 2 dated March 24, 2020
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC Use Only
4	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 750,000
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 750,000
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 750,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%[1]
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 69553P 100

1	NAMES OF REPORTING PERSONS: AM 2020 GRAT dated January 27, 2020
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC Use Only
4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,589
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 2,589
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,589
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%[1]
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 69553P 100

1	NAMES OF REPORTING PERSONS: Andrew G. Miklas, as Trustee of the AM 2020 GRAT dated January 27, 2020
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC Use Only
4	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,589
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 2,589
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,589
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%[1]
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

Item 1

(a)	Name of Issuer:

PagerDuty, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

600 Townsend St., Suite 200

San Francisco, CA 94103

Item 2

(a)	Name of Persons Filing:

A. Miklas Revocable Trust created U/D/T dated August 8, 2016

AM 2020 GRAT dated January 27, 2020

AM GRAT dated January 16, 2019

AM 2020 GRAT 2 dated March 24, 2020

Andrew G. Miklas

(b)	Address of Principal Business Office or, if none, Residence:

c/o PagerDuty, Inc.,

600 Townsend St., Suite 200

San Francisco, CA 94103

(c)	Citizenship:

A. Miklas Revocable Trust created U/D/T dated August 8, 2016, AM GRAT dated January 16, 2019, AM 2020 GRAT dated January 27, 2020, and AM 2020 GRAT 2 dated March 24, 2020 are trusts formed under the laws of the State of California.

Andrew G. Miklas is a citizen of Canada and a permanent resident of the United States.

(d)	Title of Class of Securities:

This Schedule 13G/A report relates to the Common Stock, par value $0.000005 per share (the “Common Stock”), of PagerDuty, Inc.

(e)	CUSIP Number: 69553P 100

Item 3.	If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership

Unless otherwise noted, the following information is as of May 7, 2021:

(a)	Amount beneficially owned:

A. Miklas Revocable Trust created U/D/T dated August 8, 2016:	2,586,684

AM GRAT dated January 16, 2019:	0

AM 2020 GRAT dated January 27, 2020	2,589

AM 2020 GRAT 2 dated March 24, 2020	750,000

Andrew G. Miklas	3,339,273

(b)	Percent of Class:[2]

A. Miklas Revocable Trust created U/D/T dated August 8, 2016:	3.1%

AM GRAT dated January 16, 2019:	0.0%

AM 2020 GRAT dated January 27, 2020:	0.0%

AM 2020 GRAT 2 dated March 24, 2020:	0.9%

Andrew G. Miklas:	4.0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

A. Miklas Revocable Trust created U/D/T dated August 8, 2016:	2,586,684

AM GRAT dated January 16, 2019:	0

AM 2020 GRAT dated January 27, 2020:	2,589

AM 2020 GRAT 2 dated March 24, 2020:	750,000

Andrew G. Miklas:	3,339,273

[2]

The percentage of Common Stock beneficially owned is based on 83,557,845 shares of the Issuer’s Common Stock outstanding as of April 23, 2021, as reported in the Issuer’s Proxy Statement filed with the SEC on May 3, 2021.

(ii)	Shared power to vote or to direct the vote:

A. Miklas Revocable Trust created U/D/T dated August 8, 2016:	0

AM GRAT dated January 16, 2019:	0

AM 2020 GRAT dated January 27, 2020:	0

AM 2020 GRAT 2 dated March 24, 2020:	0

Andrew G. Miklas:	0

(iii)	Sole power to dispose or to direct the disposition of:

A. Miklas Revocable Trust created U/D/T dated August 8, 2016:	2,586,684

AM GRAT dated January 16, 2019:	0

AM 2020 GRAT dated January 27, 2020:	2,589

AM 2020 GRAT 2 dated March 24, 2020:	750,000

Andrew G. Miklas:	3,339,273

(iv)	Shared power to dispose or to direct the disposition of:

A. Miklas Revocable Trust created U/D/T dated August 8, 2016:	0

AM GRAT dated January 16, 2019:	0

AM 2020 GRAT dated January 27, 2020:	0

AM 2020 GRAT 2 dated March 24, 2020:	0

Andrew G. Miklas:	0

The 2,586,684 shares beneficially owned by Andrew G. Miklas consist solely of 2,586,684 shares held by the A. Miklas Revocable Trust created U/D/T dated August 8, 2016, 2,589 shares held by AM 2020 GRAT dated January 27, 2020, 750,000 shares held by AM 2020 GRAT 2 dated March 24, 2020, and no shares held by AM GRAT dated January 16, 2019. Andrew G. Miklas is the trustee of the A. Miklas Revocable Trust created U/D/T dated August 8, 2016, and AM 2020 GRAT 2 dated March 24, 2020.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

Not applicable.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

A. Miklas Revocable Trust created U/D/T dated August 8, 2016

Dated: May 10, 2021	By:	/s/ Andrew G. Miklas
Andrew G. Miklas, Trustee

AM GRAT dated January 16, 2019

Dated: May 10, 2021	By:	/s/ Andrew G. Miklas
Andrew G. Miklas, Trustee

AM 2020 GRAT dated January 27, 2020

Dated: May 10, 2021	By:	/s/ Andrew G. Miklas
Andrew G. Miklas, Trustee

AM 2020 GRAT 2 dated March 24, 2020

Dated: May 10, 2021	By:	/s/ Andrew G. Miklas
Andrew G. Miklas, Trustee

Dated: May 10, 2021	By:	/s/ Andrew G. Miklas
Andrew G. Miklas